Exhibit 99.1

Contact:
Sandra Rodriguez	225.388.7654
Sherry Knapp	804.788.6107

Albemarle Reports Record Quarterly Net Sales and Operating Results

First quarter highlights:

•	Record quarterly net sales of $668.2 million, up 13.4% year over year and 11.5% sequentially

•	Record net income, excluding special items, of $65.4 million, or $0.70 per share, up 12.5% over the same period last year

•	Record quarterly Catalysts segment income of $51.7 million resulting in segment income margins of 18.7%

	First Quarter Ended March 31,
In thousands, except per share amounts	2008	2007
Net Sales	$668,177	$589,238
Operating Profit	$83,814	$81,592
Net Income	$63,261	$58,108
Diluted earnings per share	$0.68	$0.60
Diluted earnings per share – special item	$(0.02)	$—
Diluted earnings per share excluding special item	$0.70	$0.60

RICHMOND, Va., - April 21 — Albemarle Corporation (NYSE: ALB) reported first quarter 2008 net income of $63.3 million, or 68 cents per share, up from $58.1 million, or 60 cents per share, for the first quarter of 2007. Excluding $2.1 million of after tax special item charges, or 2 cents per share, related to severance in conjunction with personnel reductions at the Company’s Richmond headquarters and Singapore sales office, first quarter 2008 net income was $65.4 million, or 70 cents per share. Operating profit increased to $83.8 million as performance in the Company’s Catalysts business segment was partially offset by declines in the Polymer Additives and Fine Chemicals business segments. The Company reported net sales in the first quarter of 2008 totaling $668 million compared to first quarter 2007 net sales of $589 million.

Commenting on results, Mark C. Rohr, President and CEO, stated, “I am extremely pleased with the performance of our company this quarter. Starting the year off with double-digit sales growth over first quarter 2007, we delivered record sales revenue and operating results. These results are particularly rewarding given the unprecedented raw material and energy inflation. While there is much uncertainty facing both U.S. and global economies, we believe our business strategy and our technical foundation will allow us to weather these headwinds and drive shareholder value.”

Quarterly Segment Results

Polymer Additives delivered record net sales for first quarter 2008 of $244.6 million, a 14 percent increase versus the first quarter of 2007. Net sales increased in our flame retardants primarily due to higher volumes partially offset by slightly lower pricing due to product mix. Net sales increased in our stabilizers and curatives portfolio due primarily to improved pricing and higher volumes. Polymer Additives segment income for the first quarter of 2008 declined 17 percent from the first quarter of 2007 to $29.8 million due primarily to higher raw material costs, partially offset by improved product volumes, pricing and mix.

Catalysts generated record net sales for the first quarter of 2008 of $276.1 million, an increase of 17 percent versus first quarter 2007, due primarily to improved pricing in FCC refinery catalysts, improved product mix in HPC refinery catalysts and polyolefin catalysts, as well as pass through of higher materials costs and favorable foreign currency exchange rates. Catalysts segment income for the first quarter of 2008 increased 31 percent versus the first quarter of 2007 to $51.7 million, a quarterly record, due primarily to improved product mix in polyolefin catalysts, improved pricing in FCC refinery catalysts and favorable foreign currency exchange rates, partially offset by higher raw material costs.

Fine Chemicals net sales for the first quarter of 2008 were $147.5 million, a 6 percent increase versus the first quarter of 2007 due primarily to higher volumes from fine chemistry services. Segment income for the first quarter of 2008 decreased 4 percent versus the first quarter of 2007 to $21.5 million due to reduced volumes and higher costs in performance chemicals.

Cash Flow

In the first quarter of 2008, our cash and cash flow from operations funded capital expenditures for plant machinery and equipment of $20 million and dividends to shareholders of $9.7 million. We utilized availability under our credit agreement for repurchases of 4.1 million shares of our common stock for an aggregate cost of $151 million. During the quarter, interest and financing expenses were $10.2 million versus first quarter 2007 expenses of $8.9 million.

Taxes

Our first quarter 2008 effective income tax rate was 21.8 percent, slightly less than the 23 percent rate in first quarter 2007 but higher than the 2007 full year effective rate of 19.8 percent. Our tax rate is lower than the previously estimated annual effective tax rate forecast range for 2008 of 23.5 percent to 24.5 percent principally due to the level and mix of income sources for the quarter and the year and tax planning.

Outlook

We are increasing our presence in China with expansions underway that will help us grow flame retardants, antioxidants and fine chemicals in 2008. Absent a major global recession, we expect oil demand to remain strong and we have the catalyst production capacity on line to meet this growth in demand for 2008 and 2009. While general business conditions are concerning, our business fundamentals remain sound. However, we are experiencing dramatic inflation in raw materials and energy in all of our businesses that continues to pressure operating margins. We will continue to work with our customer base to pass through these rapidly escalating costs.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2008 will be discussed on a conference call at 8:00 AM Eastern Daylight time on April 22, 2008, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	First Quarter Ended March 31,
	2008	2007
Net sales	$668,177	$589,238
Cost of goods sold	500,766	429,449

Gross profit	167,411	159,789
Selling, general and administrative expenses	63,519	62,486
Research and development expenses	16,800	15,711
Severance charges	3,278 (a)	—

Operating profit	83,814	81,592
Interest and financing expenses	(10,216)	(8,910)
Other income, net	2,846	952

Income before income tax expense, minority interests and equity in net income of unconsolidated investments	76,444	73,634
Income tax expense	(16,626)	(16,936)

Income before minority interests and equity in net income of unconsolidated investments	59,818	56,698
Minority interests in income of consolidated subsidiaries (net of tax)	(3,585)	(4,951)
Equity in net income of unconsolidated investments (net of tax)	7,028	6,361

Net income	$63,261	$58,108

Basic earnings per share	$0.69	$0.61
Diluted earnings per share	$0.68	$0.60
Weighted-average common shares outstanding—Basic	92,349	95,288
Weighted-average common shares outstanding—Diluted	93,688	97,504

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$135,130	$130,551
Other current assets	1,008,317	922,887

Total current assets	1,143,447	1,053,438

Property, plant and equipment	2,373,532	2,314,509
Less accumulated depreciation and amortization	1,308,764	1,275,966

Net property, plant and equipment	1,064,768	1,038,543
Other assets and intangibles	767,180	738,469

Total assets	$2,975,395	$2,830,450

LIABILITIES & SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$19,285	$16,627
Other current liabilities	389,353	386,290

Total current liabilities	408,638	402,917

Long-term debt	861,065	707,311
Other noncurrent liabilities	330,654	334,828
Deferred income taxes	125,718	107,089
Shareholders’ equity	1,249,320	1,278,305

Total liabilities & shareholders’ equity	$2,975,395	$2,830,450

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash and cash equivalents at beginning of year	$130,551	$149,499
Cash and cash equivalents at end of period	$135,130	$125,016

Sources of cash and cash equivalents:
Net income	63,261	58,108
Proceeds from borrowings	199,928	17,824
Proceeds from exercise of stock options	3,398	10,952

Uses of cash and cash equivalents:
Capital expenditures	(20,139)	(26,241)
Purchases of common stock	(151,137)	(18,647)
Repayments of long-term debt	(45,273)	(12,441)
Dividends paid to shareholders	(9,707)	(8,628)
Dividends paid to minority interests	(5,486)	(4,374)

Non-cash items:
Depreciation and amortization	26,542	27,349

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	First Quarter Ended March 31,
	2008	2007
Net sales:
Polymer Additives	$244,590	$214,319
Catalysts	276,097	235,827
Fine Chemicals	147,490	139,092

Total net sales	$668,177	$589,238

Segment operating profit:
Polymer Additives	$30,269	$36,460
Catalysts	46,156	34,581
Fine Chemicals	23,480	25,247

Subtotal	$99,905	$96,288

Minority interests in income of consolidated subsidiaries:
Polymer Additives	$(1,989)	$(2,252)
Catalysts	—	—
Fine Chemicals	(1,935)	(2,735)
Corporate & other	339	36

Total minority interests in income of consolidated subsidiaries	$(3,585)	$(4,951)

Equity in net income of unconsolidated investments:
Polymer Additives	$1,472	$1,515
Catalysts	5,566	4,824
Fine Chemicals	—	—
Corporate & other	(10)	22

Total equity in net income of unconsolidated investments	$7,028	$6,361

Segment income:
Polymer Additives	$29,752	$35,723
Catalysts	51,722	39,405
Fine Chemicals	21,545	22,512

Total segment income	103,019	97,640
Corporate & other	(12,484)	(14,638)
Severance charges (a)	(3,278)	—
Interest and financing expenses	(10,216)	(8,910)
Other income, net	2,846	952
Income tax expense	(16,626)	(16,936)

Net income	$63,261	$58,108

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The three-month period ended March 31, 2008 includes charges amounting to $3.3 million ($2.1 million after income taxes, or 2 cents per share) that relate to severance in conjunction with personnel reductions at the Company’s Richmond headquarters and Singapore sales office.

Additional Information

It should be noted that net income excluding special items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”